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Exhibit 99.1

SIERRA PACIFIC POWER FILES GENERAL RATE CASE
SEEKS TO DEFER PORTION OF RATE INCREASE TO LESSEN IMPACT ON CUSTOMERS


RENO, Nev., Dec. 1 /PRNewswire-FirstCall/ -- Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE: SRP - News), today filed its mandatory biennial General Rate Case (GRC) with the Public Utilities Commission of Nevada (PUCN). Sierra Pacific's filing is designed to lessen the impact of a rate increase by deferring a portion of its total request until 2005, at a time when the implementation of the balance would be significantly offset by the expiration of previously granted deferred energy filings that customers are currently paying.

As a result of the proposed deferral, today's filing requests a 9.7 percent overall rate increase beginning June 1, 2004. Without the deferral until 2005, the proposed GRC increase would have called for a 13.1 percent rise in June 2004. If the proposed deferral is approved by the PUCN, the proposed increase, effective June 1, 2004, means that the typical residential customer using 715 kilowatt hours of electricity would see an increase in their bills of $8.65 per month.

The company also has a mandatory Deferred Energy Filing due to the PUCN in mid-January but announced today that it currently anticipates it will not have to request any net additional rate increases from customers at that time, because of the effect from a previously planned decrease.

"We've worked hard to come up with a way to lessen the impact on customers, plus insure the company is financially capable of continuing to supply the necessary electricity for our rapidly growing area," said Jeff Ceccarelli, president of Sierra Pacific Power. "By delaying the implementation of a portion of our GRC request, we can lessen the impact on our customers and further stabilize rates."

Since the company's GRC two years ago, Ceccarelli said Sierra Pacific has invested more than $200 million in plant and infrastructure to serve customers in northern Nevada. The most recent is a transmission line currently under construction in the eastern part of the state that will make available an additional 255 megawatts of power to Sierra Pacific customers. The line is expected to be completed and operational by spring 2004.

"Northern Nevada remains one of the fastest growing areas in the nation," Ceccarelli said. "We have connected approximately 10,000 new electric customers in each of the past two years. Customer peak demand for electricity has recently been increasing by 4 percent each year."

Hearings on today's GRC filing will be determined by the PUCN and are expected to be set for sometime in the spring of 2004.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company and its parent, Sierra Pacific Resources, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, the outcome of the companies' appeals of the judgments in the Enron Bankruptcy proceedings (Case No. 01 B 1G034 AJG), unfavorable rulings in its current and future rate cases, its


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ability to access the capital markets to refinance debt and for general corporate purposes, its ability to purchase sufficient power to meet its power demands, whether terminated power suppliers will be successful in pursuing claims against Sierra Pacific Power for liquidated damages under their terminated power contracts and weather conditions in Southern Nevada. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources' ability to access the capital markets to refinance future debt maturities and for general corporate purposes, Resources' ability to receive dividends from its subsidiaries and the financial performance of the Resources' subsidiaries, particularly Sierra Pacific Power Company and Nevada Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company and Sierra Pacific Resources are contained in their Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC. Sierra Pacific Power Company and Sierra Pacific Resources undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.